Filed Pursuant to Rule 424(b)(7)
Registration Statement No. 333-261427

PROSPECTUS SUPPLEMENT (To Prospectus dated December 16, 2021 and Prospectus Supplement dated December 17, 2021)

SOLUNA HOLDINGS, INC.

3,552,146 Shares of Common Stock

This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus (including the information incorporated by reference therein, the “Base Prospectus”) filed by Soluna Holdings, Inc. (the “Company”), dated December 16, 2021 and that certain prospectus supplement filed by the Company, dated December 17, 2021 (including the information incorporated by reference therein, the “2021 Supplement” and, together with the Base Prospectus, the “Prospectus”), related to the offer and resale of up to an aggregate of 3,552,146 shares of common stock, par value $0.001 per share (the “Common Stock”) of Company issuable upon (i) the full conversion of secured convertible notes, in the aggregate principal amount of $16,304,348 into an aggregate of 1,776,073 shares of Common Stock at a price per share of $9.18, and (ii) the full exercise of Class A (the “Class A Warrants”), Class B and Class C common stock purchase warrants (collectively, the “Warrants”) to purchase up to an aggregate of 1,776,073 shares of Common Stock, at an exercise price of $12.50, $15.00 and $18.00 per share, respectively. This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

The Common Stock is currently traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “SLNH”. On February 25, 2022, the last reported sale price of the Common Stock as reported on Nasdaq was $10.03 per share.

The Company may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in the Company’s securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Base Prospectus and page S-4 of the 2021 Supplement to read about factors you should consider before investing in shares of the Company’s securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus, as well as the other information contained, or incorporated by reference, in this Supplement or the Prospectus. The Prospectus contains forward-looking statements that include information relating to future events, future financial performance, strategies, expectations, the Company’s competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new products or services; the Company’s statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for the Company’s business, financial and operating results and future economic performance; statements of management’s goals and objectives; trends affecting the Company’s financial condition, results of operations or future prospects; the Company’s financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as “may”, “will”, “should”, “could”, “would”, “predicts”, “potential”, “continue”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes” and “estimates,” and similar expressions, as well as similar statements in the future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from what is expressed in or suggested by the forward-looking statement made or included in this Supplement and the Prospectus.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.

REPRICING OF CLASS A WARRANTS

On February 22, 2022, the Company entered into an intercreditor agreement with the holders of the Warrants and certain institutional lenders to whom the Company issued certain notes and Class D common stock purchase warrants on February 22, 2022 (the “Intercreditor Agreement”). Pursuant to the Intercreditor Agreement, the Company agreed to reduce the exercise price of the Class A Warrants from $12.50 per share to $11.50 per share.

In connection with the foregoing, effective February 25, 2022, the Company amended the Class A Warrants to reduce the exercise price to $11.50 per share (the “Amended Class A Warrants”).

The Amended Class A Warrants are exercisable until October 25, 2026. The exercise price and number of shares of Common Stock issuable upon exercise of the Amended Class A Warrants are subject to customary adjustment for stock splits, combinations, recapitalization events and certain dilutive issuances. The Amended Class A Warrants are required to be exercised for cash; however, if during the term of the Amended Class A Warrants there is not an effective registration statement under the Securities Act of 1933, as amended, covering the resale of the shares of Common Stock issuable upon exercise of the Amended Class A Warrants, then the Amended Class A Warrants may be exercised on a cashless (net exercise) basis.

This Supplement is being filed to reflect the reduction in the exercise price of the Class A Warrants to $11.50 per share effective February 25, 2022, as described above. The 2021 Supplement will remain in effect and, except as explicitly set forth herein, nothing in this Supplement is intended to modify the information set forth in the 2021 Supplement.

The date of this prospectus supplement is February 25, 2022